Exhibit 5.2

201 ST. CHARLES AVENUE NEW ORLEANS, LOUISIANA 70170-5100 504-582-8000 FAX 504-582-8583 www.joneswalker.com

March 30, 2016

AMC Networks Inc.

11 Penn Plaza

New York, NY 10001

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Badlands Productions I LLC, a Louisiana limited liability company, and Hap and Leonard Productions I LLC, a Louisiana limited liability company (collectively, the “Louisiana Guarantors”), both direct or indirect wholly-owned subsidiaries of AMC Networks Inc., a Delaware corporation (the “Company”), in connection with the public offering of $1,000,000,000 aggregate principal amount of 5.00% Senior Notes due 2024 (the “Notes”), including the guarantees thereof (the “Guarantees”), set forth in the Indenture (as defined below) by the subsidiaries of the Company, including the Louisiana Guarantors, named therein (the “Guarantors”), issued pursuant to an Indenture dated March 30, 2016 (the “Base Indenture”), as supplemented and amended by the First Supplemental Indenture dated March 30, 2016 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as trustee. The Company and the Guarantors filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on March 23, 2016, as amended by that certain prospectus supplement filed with the SEC on March 23, 2016 (the “Registration Statement”), relating to the issuance and sale by the Company and the Guarantors of the Notes and Guarantees, as applicable. The Company and the Guarantors entered into an underwriting agreement dated March 23, 2016 (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith and Morgan Stanley & Co. LLC as representatives of the underwriters named in Schedule 1 thereof relating to the issuance and the sale by the Company and the Guarantors of the Notes and Guarantees, as applicable.

In connection with the opinion set forth below, we have examined originals (including scanned copies of originals) or certified copies of (i) the Registration Statement, (ii) the Base Indenture, (iii) the Supplemental Indenture, (iv) the global certificate evidencing the Notes, including the notation of guarantee (the “Note Certificate”), (v) the Underwriting Agreement, (vi) articles of organization and operating agreements of each of the Louisiana Guarantors, (vii)

AMC Networks Inc.

March 30, 2016

certificates of good standing and existence for each of the Louisiana Guarantors issued by the Louisiana Secretary of State dated as of March 29, 2016, (viii) certain resolutions of the Board of Directors of the Company authorizing, among other things, the issuance of the Notes and Guarantees, (ix) certain resolutions of the sole member of each of the Louisiana Guarantors dated as of March 23, 2016 authorizing, among other things, the issuance of the Guarantees. As used herein, “Transaction Agreements” means the Note Certificate, the Base Indenture and the Supplemental Indenture.

We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information and certificates obtained from public officials, officers of the Louisiana Guarantors and other sources believed by us to be responsible. We have also relied on representations and statements of fact made in the Indenture and the Underwriting Agreement. We are not generally familiar with the business and operations of the Company and the Louisiana Guarantors and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the Louisiana Guarantors or the rendering of the opinions set forth below.

In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as copies, (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us and (iii) the legal capacity and competency of all natural persons.

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	Each of the Louisiana Guarantors has been duly organized and is an existing limited liability company in good standing under the laws of the State of Louisiana.

2.	Each Louisiana Guarantor has the limited liability company power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which such Louisiana Guarantor is a party.

3.	Each of the Transaction Agreements to which any of the Louisiana Guarantors is a party has been duly authorized, executed and delivered by all requisite limited liability company action on the part of such Louisiana Guarantor.

For the purposes of this opinion letter, we have assumed that, with respect to the issuance, sale and delivery of the Notes and the Guarantees: (i) the Registration Statement is effective and complies with all applicable laws, (ii) the Notes and Guarantees were issued and

AMC Networks Inc.

March 30, 2016

sold in the manner stated in the Registration Statement and the Underwriting Agreement, (iii) the Transaction Agreements and the Underwriting Agreement are valid instruments, enforceable against the parties thereto in accordance with their terms and applicable laws, and (iv) the performance, execution and delivery by the Louisiana Guarantors of the Indenture and the issuance of Guarantees by the Louisiana Guarantors does not (A) result in a default under or breach of any agreement or instrument binding upon either of the Louisiana Guarantors, or any order, judgment or decree of any court or governmental authority applicable to either of the Louisiana Guarantors, or (B) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect).

The opinions expressed herein are limited to the laws of the State of Louisiana, and we express no opinion as to the laws of any other jurisdiction (including the federal laws of the United States of America), or the local laws, ordinances or rules of any municipality, county or political subdivision of the State of Louisiana, or the effect any such laws may have on the matters set forth herein, nor do we express any opinion as to the validity, enforceability or scope of, or limitations on, any provisions relating to rights to indemnification or contribution. No opinions are expressed herein as to matters governed by laws pertaining to the Louisiana Guarantors solely because of the business activities of such entity which are not applicable to business entities generally. The opinions expressed herein are limited to the matters stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. We assume no obligation to revise or supplement this letter should the presently applicable laws be changed by legislative action, judicial decision or otherwise.

Our opinions may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Securities Act of 1933 but, except as set forth in the next paragraph, may not otherwise be used, quoted or referred to by or filed with any other person or entity without prior written permission.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Walker LLP

Jones Walker LLP